UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 16, 2007 (August 10, 2007)

CHINA PUBLIC SECURITY TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Florida	333-132119	59-1944687
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

21st Floor, Everbright Bank Building,
Zhuzilin, Futian District,
Shenzhen, Guangdong, 518040
People's Republic of China
(Address of Principal Executive Offices)

Registrant's Telephone Number, Including Area Code:	(+86) 755 -8835-2899

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure off Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2007, the Board of Directors of China Public Security Technology, Inc. (the "Company") elected Qiang Lin and Yun Sen Huang (the "Independent Directors") as directors of the Company, each to serve on the Board of Directors as an "independent director" as defined by Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc.

Each of the Independent Directors has entered into the Company’s form of Independent Director Agreement and form of Indemnification Agreement. Under the terms of the Independent Director Agreements, the Company agreed to pay each Independent Director a fee of RMB3,000 (approximately USD$396) per month as compensation for the services to be provided by them as Independent Directors, and agreed to reimburse the Independent Directors for pre-approved reasonable business-related expenses incurred in good faith in the performance of their duties for the Company.

Under the terms of the Indemnification Agreements, the Company agreed to indemnify the Independent Directors against expenses, judgments, fines, penalties, or amounts paid in settlement actually and reasonably incurred by the Independent Directors in connection with any civil proceeding brought by a third party if the Independent Director acted in good faith and in the best interests of the Company, and, with respect to any criminal action or proceeding, also had no reasonable cause to believe that his conduct was unlawful. The Company also agreed to indemnify the Independent Directors against amounts paid in settlement actually and reasonably incurred by the Independent Directors in connection with a proceeding brought by the Company if the Independent Director acted in good faith and in a manner the Independent Director reasonably believed to be in the best interests of the Company and its stockholders. This brief description of the terms of the Independent Director Agreements and Indemnification Agreements is qualified by reference to the provisions of the forms of agreements attached to this report as Exhibits 10.1 and 10.2.

Qiang Lin. Mr. Lin has been a Professor in the School of Information Engineering at Shenzhen University since September 2002. From July 1997 to September 2002, Mr. Lin served as the Director of Computer Science and Technology Department at Shenzhen University. Mr. Lin has been engaged in teaching and research in the Computer Applications field for many years. Presently, he is a postgraduate advisor and teacher and focuses his research in the fields of Computer Networks, Information Systems, Databases, and ERP systems. Mr. Lin has published many research papers in China’s Computer Science. He is also the editor-in-chief of Electrical Business Foundation. Mr. Lin has significant research experience in information systems, electronic business, logistics, and image disposal and has successfully developed many computer application systems as a project principal. He has been awarded with a First Grade Award of Software Development from the Chinese Chemical Ministry and a Third Grade Award of Science and Technology Development by Guangdong Province. Mr. Lin holds a Master Degree of Computing Mathematics from Zhongshan University.

Yun Sen Huang. Mr. Huang has been a Professor in the School of Information Engineering at Shenzhen University since September 1984. He has been involved in many computer application projects, and has received many awards, including a First Grade Award of Technology Advancement from Sichuan Province, a Second Grade Award of Technology Advancement from Guangdong Province, and a Third Grade Award of Technology Advancement from the Chemical Ministry. Mr. Huang has published eight books in the field of Networks and Multimedia Applications. In addition, Mr. Huang was a founder of the International Software Development (Shenzhen) Co., Ltd, a co-partnership company incorporated by IBM, East Asia Bank, and Shenzhen SDC Company, and its Chairman between 2001-2006. Currently, Mr. Huang is a Director of the Shenzhen Computer Academy, a Vice Director of the Guangdong Province Computer Academy, as well as, Executive Director of the China University Computer Basic Education Committee. Mr. Huang holds a Bachelor Degree of Electronics Engineering from Tsinghua University.

There are no arrangements or understandings between any of the Independent Directors and any other persons pursuant to which they were selected as directors. There are no transactions between the Company and any of the Independent Directors that would require disclosure under Item 404(a) of Regulation S-B.

ITEM 9.01.         FINANCIAL STATEMENTS AND EXHIBITS.

(d)       Exhibits.

10.1	Form of China Public Security Technology, Inc. Independent Director Agreement.

10.2	Form of China Public Security Technology, Inc. Indemnification Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

Dated: August 16, 2007	/s/ Jiang Huai Lin
Jiang Huai Lin
Chairman and Chief Executive Officer

EXHIBIT INDEX

10.1	Form of China Public Security Technology, Inc. Independent Director Agreement.

10.2	Form of China Public Security Technology, Inc. Indemnification Agreement.